EXHIBIT 10.27

CIENA CORPORATION
TRANSFER OF CONTROL/SEVERANCE AGREEMENT

     This Transfer of Control/Severance Agreement (the “Agreement”), dated as of December 11, 2001, between CIENA Corporation, a Delaware corporation (together with its subsidiaries, the “Corporation”) and Gary B. Smith (the “Executive”).

WITNESSETH

     The Executive has now commenced serving as the President and Chief Executive Officer of the Corporation and will possess an intimate knowledge of the business and affairs of the Corporation. The Corporation recognizes the Executive’s potential contribution to its growth and success and desires to enter into this Agreement with the Executive in order to assure to the Corporation the benefits of the Executive’s expertise and knowledge. The Executive, in turn, desires an assurance of compensation by the Corporation during the period set forth herein. The Corporation also wants assurance that it will have the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a bid or other action to take over control of the Corporation.

     In the event the Corporation receives any proposals from a third party concerning a possible business combination with the Corporation, or acquisition of the Corporation’s equity securities, the Board of Directors of the Corporation (the “Board”) believes it imperative that the Corporation and the Board be able to rely upon the Executive to continue in the Executive’s position and be available for advice, if requested, without concern that the Executive might be distracted by the personal uncertainties and risks created by such a proposal, or be influenced to consider other employment opportunities or prospects because of such uncertainties or risks.

     Should the Corporation receive any such proposals, in addition to the Executive’s regular duties, the Executive, in light of the Executive’s experience and knowledge gained within that portion of the business in which he or she is principally engaged, may be called upon to assist in the assessment of proposals, advise management and the Board as to whether such proposals would be in the best interest of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate.

     Accordingly, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived herefrom, the parties hereto agree as follows:

1.	Certain Definitions. In addition to those terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:

     1.1. “Cause” means (i) the Executive’s willful or continued failure substantially to perform the duties of the Executive’s position (other than as a result of Disability or as a result of termination by the Executive for Good Reason) after written notice to the Executive by the Board specifying such failure, provided that such “cause” shall have been found by a majority vote of the Board after at least 10 days’ written notice to the Executive specifying the failure on the part of the Executive and after an opportunity for the Executive to be heard at a meeting of the Board; (ii) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, or any act or omission by the Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation or any of its affiliates; or (iii) the Executive’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Corporation’s best interests.

     1.2. “Disability” means either (i) “total disability” as defined for purposes of the Corporation’s long-term disability benefit plan; or (ii) the Executive’s inability, as a result of physical or mental incapacity, to perform the Executive’s duties for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period.

     1.3. “Effective Date” means the date on which a Transfer of Control occurs. In the event of a subsequent Transfer of Control within one year of the prior Transfer in Control, “Effective Date” shall be adjusted to mean the date on which the subsequent Transfer in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Transfer of Control occurs, and if the Executive’s employment with the Corporation had terminated prior to the date on which the Transfer of Control occurred, and if it is reasonably demonstrated by the Executive that such termination of employment either was at the request of a third party who had taken steps reasonably calculated to effect the Transfer of Control or otherwise arose in connection with or in anticipation of the Transfer of Control, then, for all purposes of this Agreement, the term “Effective Date” shall mean, with respect to such Executive only, the date immediately prior to the date of such termination of employment.

     1.4. “Good Reason” means (i) removal from, or failure to be appointed or elected to, or failure to be reappointed or reelected to, the position of Chief Executive Officer of the parent entity of the surviving enterprise following a Transfer of Control; (ii) any other material diminution in the Executive’s title, position, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities normally associated with those of a Chief Executive Officer; (iii) reduction in base salary or Incentive Compensation opportunity, or a reduction in level of participation in long term incentive, benefit and other plans for senior executives as in effect immediately preceding the Effective Date, or their equivalents; (iv) relocation of the Executive’s principal workplace without the Executive’s consent to a location which is more than 50 miles from the Executive’s principal workplace on the Effective Date (provided that, if the Executive becomes Chief Executive Officer of an entity that acquires the Corporation, he may be required to relocate to the headquarters office of that entity); or (v) any failure by the Corporation to comply with and satisfy the requirements of Section 7.3, provided that the successor shall have received at least ten days prior written notice from the Corporation or the Executive of the requirements of Section 7.3. For purposes of clauses (i), (ii) or (iii) of the preceding sentence, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive shall be excluded.

     1.5. “Incentive Compensation” includes any bonus or award received, or which the Executive is eligible to receive, under any corporate incentive plan or under any corporate long-term incentive plan maintained by the Corporation (or any successor to any such plan).

     1.6. “Transfer of Control” shall be deemed to have taken place on the earliest of the date of (a) the direct or indirect sale or exchange by the stockholders of the Corporation of all or substantially all of the stock of the Corporation where the stockholders of the Corporation before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”) after such sale or exchange; (b) a merger or consolidation where the stockholders of the Corporation before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Acquiring Corporation after such merger or consolidation; (c) the sale, exchange, or transfer of all or substantially all of the assets of the Corporation (other than a sale, exchange, or transfer to one (1) or more subsidiary corporations of the Corporation); (d) a liquidation or dissolution of the Corporation; or (e) any other event that the Board, in its sole discretion, shall determine constitutes a Transfer of Control. In each case the determination of whether or not a “Transfer of Control” is deemed to have taken place shall be made without regard to whether such events or occurrences constituting the Transfer of Control were hostile or against the position of the Board, or were approved or concurred in by the Board.

2. Term of Agreement.

     Upon execution by the Executive, this Agreement shall commence as of December 11, 2001. This Agreement shall continue in effect through December 11, 2002; provided, however, that commencing on December 11, 2002, and every annual anniversary of such date, the term of this Agreement shall automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to the anniversary on which this Agreement otherwise automatically would be extended, the Corporation shall have given notice to the Executive that it does not wish to extend this Agreement; provided further, however, that if a Transfer of Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the month in which the Transfer of Control occurred. No termination or expiration of this Agreement shall affect any rights, obligations or liabilities of either party that shall have accrued on or prior to the date of such termination or expiration.

3. Triggering Event.

     In the event the Executive’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Executive, on or within one year after the Effective Date, the Corporation shall (in addition to any compensation or benefits to which the Executive may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than amounts excluded by Section 6.2) make the payments and shall provide the benefits to the Executive specified under Section 4 hereof, and, if applicable, the payments contemplated under Section 5 of this Agreement. For purposes of this Section 3, an Executive’s employment with the Corporation will be deemed to have terminated on the earlier of the date the Executive’s employment with the Corporation ceases or the date that written notice of any such termination is received by the Executive or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Executive’s employment with the Corporation will continue for a specified period thereafter. The failure by the Executive or the Corporation to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Corporation or preclude either party from asserting such facts or circumstances in the enforcement of any such right.

4. Severance Benefits.

     4.1. Severance Payment. Within thirty days of the Executive’s termination of employment with the Corporation, it shall pay to the Executive, in a lump sum, the greater of (i) Three Million Dollars ($3,000,000), or (ii) an amount equal to three times the sum of (x) Executive’s actual annual rate of base salary as in effect immediately prior to either the date of the Executive’s termination of employment with the Corporation or the Effective Date, whichever is higher, and (y) the Executive’s annual bonus amount under any incentive plan(s) or program(s) in which the Executive participated immediately prior to either the date of the Executive’s termination of employment or the Effective Date, whichever annual bonus amount is higher, subject to any applicable payroll or other taxes required to be withheld. In determining actual annual rate of base salary, such sums shall be adjusted to include the dollar value of any compensation that would have been paid to the Executive but was deferred or excluded for federal income tax purposes pursuant to any deferred compensation program approved by the Corporation. The annual bonus amount shall be based on an assumed achievement of 100% of the targeted performance goal for such award. Upon receipt of the amount specified under this Section 4.1, neither the Executive nor any other person claiming any payment by reason of the Executive’s participation in the applicable annual bonus plan, shall have any right to any payment under such plan(s) or program(s) with respect to any applicable award thereunder.

     4.2. Welfare Benefit and Director and Officer Insurance Continuation. The Executive’s (and, where applicable, members of the Executive’s family’s) participation in the group medical, dental, life and disability plans maintained by the Corporation shall be continued on substantially the same basis as if the Executive were an employee of the Corporation until the earlier of the third anniversary of the Executive’s termination or the last day of the month in which the Executive commences employment with another employer (the “Coverage Period”). In the event that the Corporation is unable for any reason to provide for the Executive’s (and, where applicable, the Executive’s family’s) continued participation in one or more of such plans during the Coverage Period, the Corporation shall pay or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period. The Corporation shall also pay to the Executive at least annually an amount which shall be sufficient on an after tax basis to compensate the Executive for all additional taxes incurred by reason of any income realized as a result of the continued coverage under this subparagraph, to the extent such taxes result from the Executive’s status as a non-employee and would not be incurred if the Executive was an employee of the Corporation, on a grossed-up basis at the highest marginal income tax rate for individuals. The Coverage Period shall be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or for purposes of any other obligation of the Corporation to provide any continued coverage to the Executive (and, where applicable, members of the Executive’s family) under any group medical, dental, life or disability plan. The Corporation shall continue to maintain director and officer insurance covering the Executive, and shall maintain in effect any indemnification agreements providing for indemnification of the Executive by the Corporation, until the period under the applicable statute of limitations has ended.

     4.3. Stock Options. All options granted to the Executive to purchase capital stock of the Corporation under any plan, program or arrangement maintained by the Corporation, shall become vested and exercisable upon a Transfer of Control to the extent provided for under the terms of such plan, program or arrangement. In addition to any accelerated vesting of the Executive’s options under such plan, program or arrangement, in the event that:

(i) the Executive’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Executive, within one year after the Effective Date,

(ii) the Executive executes a general release and waiver in accordance with Section 7.1, and

(iii) the Executive satisfies the condition precedent set forth in Section 4.4,

then all of the Executive’s unvested options shall become immediately vested and exercisable. In all other instances, vesting of any such options shall cease on the last day of the Executive’s active employment with the Corporation, irrespective of the existence of salary continuation payments beyond such last day.

     4.4. Condition Precedent. The Parties agree that payment of the severance benefits set forth in this Section 4 shall be conditioned upon and subject to the Executive’s agreement that, for a period of twelve months following the Executive’s last day of employment with the Corporation, the Executive will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, without the prior written consent of the Corporation, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by or associated with any business or other commercial activity whose products or activities compete, in whole or in part, with the products or activities of the Corporation; provided, that the Executive may purchase or otherwise acquire as a passive investment up to (but not more than) one percent of any class of security of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

     4.5. Remedies. In the event of a breach of Section 4.4 by the Executive, then the Executive shall immediately reimburse the Corporation the entire gross amount of the severance benefits paid to the Executive pursuant to Section 4 up to the date of such breach. The forfeiture provisions of this Section 4.5 shall be in addition to, and not in limitation of, any other remedies available to the Corporation at law or in equity.

5. Certain Additional Payments by the Corporation.

     5.1. Excise Tax Protection. In the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Corporation shall pay to the Executive an additional amount (a “Gross-Up Payment”) equal to the Excise Tax imposed upon such Payment.

     5.2. Determinations. Subject to the provisions of Section 5.3 below, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation’s then acting independent certified public accounting firm at the Effective Date (the “Tax Firm”), which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as may be requested by the Corporation. The Tax Firm may employ and rely upon the opinions of actuarial or legal professionals to the extent it deems necessary or advisable. In the event that the Tax Firm determines for any reason that it is unable to perform such services, or declines to do so, the Corporation shall select another nationally recognized law or accounting firm to make the determinations required under this section (which firm shall then be referred to as the Tax Firm hereunder). All fees and expenses of the Tax Firm shall be borne solely by the

Corporation. Any Gross-Up Payment determined pursuant to this Section 5 shall be paid by the Corporation to the Executive within five business days of the Corporation’s receipt of the Tax Firm’s determinations. If the Tax Firm determines that no Excise Tax should be payable by the Executive, the Tax Firm shall be requested to furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Tax Firm shall be binding upon the Corporation and the Executive. As a result of possible uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made or that the Gross-Up Payments which are made by the Corporation will be insufficient to satisfy the Excise Tax (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 5.3, and the Executive thereafter is required to make a payment of any Excise Tax, the Tax Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

     5.3. Underpayments. The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would result in the assessment or collection of any Underpayment with respect to the Executive. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that a failure by the Executive to give notice timely shall not relieve the Corporation of its obligations hereunder except to the extent it shall have been materially prejudiced. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i)  give the Corporation any information reasonably requested by the Corporation relating to such claim,

     (ii)  take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by the Tax Firm or any other law firm selected by the Corporation,

     (iii)  cooperate with the Corporation in good faith in order effectively to contest such claim, and

     (iv)  permit the Corporation to participate in any proceedings relating to such claim;

     provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

     5.4. Refunds. If, after the receipt by the Executive of any amount paid or advanced by the Corporation in connection with a contest undertaken pursuant to Section 5.3, the Executive becomes entitled to receive any refund or credit with respect thereto, the Executive shall (subject to the Corporation’s complying with the requirements of Section 5.3) promptly pay to the Corporation the amount of such refund or credit (together with any interest paid or credited thereon after taxes applicable thereto).

6. Terms and Conditions of Participation.

     6.1. Conditions of Participation. As a condition to being covered by this Agreement, the Executive acknowledges and agrees that (i) except as may otherwise be expressly provided under any other executed agreement between the Executive and the Corporation, nothing contained in this Agreement (including, but not limited to using the term “Cause” to determine benefits under this Agreement) is intended to change the fact that the employment of the Executive by the Corporation is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Corporation at any time, and (ii) disputes regarding the Executive’s employment with the Corporation (regardless of whether such dispute involves the terms of this Agreement) shall be subject to arbitration as provided in Section 7.5 of this Agreement.

     6.2. Non-Duplication. As a condition of being covered by this Agreement, and notwithstanding any agreement to the contrary, the Executive agrees that (i) the payments under this Agreement shall be the only severance or similar payments that are payable by the Corporation under any plan, program, policy or agreement, other than that certain Executive Incentive Agreement, dated August 18, 1999, by and between the Executive and the Corporation, and (ii) except for amounts payable under any retirement plans, stock purchase plans or deferred compensation plans of the Corporation in which the Executive may participate, the payments under this Agreement are in full and complete satisfaction of all liabilities of the Corporation with respect to the Executive under all such other plans, programs and agreements.

     6.3 No Effect on Other Agreements;Inconsistent Provisions. This Agreement shall be in addition to, and have no effect on, the provisions of any other agreements, including without limitation indemnification agreements and proprietary inventions/confidentiality agreements that may exist between the Corporation and the Executive. Notwithstanding the foregoing, to the extent that the terms and conditions of this Agreement are inconsistent with those found in any other agreement or plan to which the Corporation and the Executive are each a party, the terms and conditions of this Agreement shall be controlling.

     6.4. Amendment and Termination. This Agreement may not be amended or terminated after the Effective Date. Prior to the Effective Date, the Board may, in its sole discretion, modify or amend this Agreement in any respect, or terminate the Agreement, provided such actions do not reduce the amount or defer the receipt of any payment or benefit provided under this Agreement.

     6.5 Superseding Effect. This Agreement will supersede in its entirety that certain Transfer of Control/Severance Agreement by and between the Corporation and the Executive, dated November 11, 1998, as amended, which agreement shall be rendered null and void and of no further force and effect.

7. General.

     7.1. Payment Obligations; Overdue Payments. The Corporation’s obligations to make the payments and provide the benefits to the Executive under this Agreement shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or anyone else, provided, however, that as a condition to payment of amounts under this Agreement, the Executive shall execute a general release and waiver (“Waiver”), in form and substance reasonably satisfactory to the Corporation, of all claims relating to the Executive’s employment by the Corporation and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of ERISA, or any obligation of the Corporation to provide future performance under Section 4 and Section 5). All amounts payable by the Corporation hereunder shall be paid without requiring notice or demand from the Executive, except as may be required with respect to the Waiver. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever (other than as provided in Section 5.4). The Executive shall be entitled to receive interest at the prime rate of interest published from time to time by The Wall Street Journal (the “Prime Rate”) on any payments under this Agreement that are thirty days overdue, provided, however, that no payments shall be deemed to be overdue until the Executive executes the Waiver and any recision period with respect to such Waiver has expired.

     7.2 No Mitigation. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s obligations to make the payments and provide the benefits required under this Agreement, except as provided in the first sentence of Section 4.3.

     7.3. Successors. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive’s legal representative.

This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such event resulting in a successor had taken place. As used in this Agreement, “Corporation” shall mean the Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees, or is otherwise obligated, to perform this Agreement by operation of law, or otherwise.

     7.4. Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).

     7.5. Arbitration. DISPUTES REGARDING THE EXECUTIVE’S EMPLOYMENT WITH THE CORPORATION, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE HEREUNDER, WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN THE CORPORATION AND THE EXECUTIVE SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JAMS/ENDISPUTE, INC. OR ANY SUCCESSOR THERETO, IN ACCORDANCE WITH JAMS/ENDISPUTE, INC.’S ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF DELAWARE WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT. ARBITRATION MAY BE HELD IN BALTIMORE, MARYLAND OR SUCH OTHER PLACE AS THE PARTIES HERETO MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED SOLELY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PREVAILING PARTY IN THE ARBITRATION, AS DETERMINED BY THE ARBITRATOR, SHALL BE ENTITLED TO REIMBURSEMENT OF HIS REASONABLE ATTORNEY’S FEES AND DISBURSEMENTS INCURRED IN SUCH PROCEEDINGS BY THE NON-PREVAILING PARTY.

     7.6. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

CIENA CORPORATION

By: Name: Title:

EXECUTIVE

Gary B. Smith